UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-28154

                             SMLX TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                      855 South Federal Highway, Suite 206
                            Boca Raton, Florida 33432
                                 (561) 347-0761
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.0001 par value
                        per share (Title of each class of
                        securities covered by this Form)

                                      None
                    (Title of all other classes of securities
                     for which a duty to file reports under
                        section 13(a) and 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    /X/           Rule 12h-3(b)(1)(i)     /X/
            Rule 12g-4(a)(1)(ii)   / /           Rule 12h-3(b)(1)(ii)    / /
            Rule 12g-4(a)(2)(i)    / /           Rule 12h-3(b)(2)(i)     / /
            Rule 12g-4(a)(2)(ii)   / /           Rule 12h-3(b)(2)(ii)    / /
                                                 Rule 15d-6              /X/

Approximate number of holders of record as of the certification or notice record date: 110.

Pursuant to the requirements of the Securities Exchange Act of 1934, SMLX Technologies, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

                                       SMLX TECHNOLOGIES, INC.

                                       By: /s/ Kenneth H. Robertson
                                          --------------------------------------
                                       Name:  Kenneth H. Robertson
                                       Title: President

Date: February 5, 2003